For Immediate Release


Contact: Ellen Glickman    (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                             DECLARES CASH DIVIDENDS

NEW YORK, April 14, 1999 -- The Bear Stearns Companies Inc. (NYSE: BSC) today announced its regular quarterly cash dividends on its outstanding shares of common stock, adjustable rate cumulative preferred stock, 6.15% cumulative preferred stock, 5.72% cumulative preferred stock, and 5.49% cumulative preferred stock.

Quarterly Cash Dividends Declared

         The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable May 28, 1999 to shareholders of record on May 14, 1999. The board also declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable July 15, 1999 to shareholders of record on June 30, 1999. In addition, other regular dividends declared by the Board of Directors include: (i) a cash dividend of $3.075 per share on the outstanding shares of 6.15% cumulative preferred stock, which is equivalent to 76.875 cents per related depositary share; (ii) a cash dividend of $2.86 per share on the outstanding shares of 5.72% cumulative preferred stock, which is equivalent to
71.50 cents per related depositary share; and (iii) a cash dividend of $2.745 per share on the outstanding shares of 5.49% cumulative preferred stock, which is equivalent to 68.625 cents per related depositary share, all payable July 15, 1999 to shareholders of record on June 30, 1999.

         The Bear Stearns Companies Inc., with $19.3 billion in total capital, is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 9,600 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Sao Paulo, Shanghai, Singapore and Tokyo. For additional information about Bear Stearns, please visit our website at http://www.bearstearns.com.